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                                                                                                            Exhibit 11.1

                                                  MACROVISION CORPORATION
                       STATEMENT OF COMPUTATION OF NET EARNINGS (LOSS) PER SHARE
                                         (In thousands, except per share data)
                                                        (Unaudited)

                                                                                               Three Months Ended
                                                                                        March 31,              March 31,
                                                                                          1997                   1996
                                                                                     ----------------       ----------------
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Computation of earnings (loss) per share:
      Net income from continuing operations                                             $        554           $        193
       Preferred stock dividends                                                                (156)                  (112)
                                                                                     ----------------       ----------------
      Adjusted net income from continuing operations                                             398                     81
      Discontinued operations                                                                      -                   (195)
                                                                                     ----------------       ----------------
      Earnings (loss) applicable to common stock                                        $        398           $       (114)
                                                                                     ================       ================

Earnings (loss) per share:
      Continuing operations                                                             $       0.08           $       0.02
      Discontinued operations                                                                      -                  (0.05)
                                                                                      ----------------       ----------------
      Net earnings (loss)                                                               $       0.08           $      (0.03)
                                                                                      ================       ================


Weighted average common shares outstanding                                                     4,490                  3,633

Weighted average common equivalent shares from stock options
      calculated using the treasury stock method                                                 413                    467

Commonequivalent  shares from common  shares  issued and stock  options  granted within twelve months of the initial public offering,  included pursuant to
      Staff Accounting Bulletin No. 83                                                             -                    245
                                                                                     ----------------       ----------------
Shares used to compute net earnings (loss) per share                                           4,903                  4,345



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